Exhibit 99.1

Vishay Intertechnology Announces CEO Retirement and Succession Plan

Dr. Gerald Paul to Retire at the End of 2022

Joel Smejkal to become Chief Executive Officer
Jeff Webster to become Chief Operating Officer, a Newly Created Position

Malvern, PA, February 22, 2022 – Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, announced that Dr. Gerald Paul has decided to retire as President and Chief Executive Officer and as a member of the Board of Directors on December 31, 2022.    The Board of Directors has appointed Joel Smejkal, Executive Vice President, Corporate Business Development, to succeed Dr. Paul as President and Chief Executive Officer.  The Board also intends to appoint Mr. Smejkal to the Board of Directors, effective upon Dr. Paul’s retirement.  In addition, the Board has appointed Jeff Webster, Executive Vice President, Business Head Passive Components, to the newly created position of Chief Operating Officer, reporting to the Chief Executive Officer.  Both Messrs. Smejkal and Webster will assume their new roles on January 1, 2023.

“On behalf of the Board, I want to thank Gerald for his exemplary commitment to Vishay over the course of his 44-year career at the Company and, as CEO since 2005, his outstanding stewardship of Vishay’s financial stability and market leadership positions. We are very grateful for his service and wish him the best in his retirement,” said Marc Zandman, Executive Chair of the Board.

In anticipation of Dr. Paul’s eventual retirement, the Board’s independent Nominating and Corporate Governance Committee, in conjunction with the Board of the Directors, has been engaged in succession planning for some time to ensure a smooth evolution of Vishay’s strategic priorities.  Both Mr. Smejkal and Mr. Webster are veteran executives at Vishay who were promoted to their current positions in 2020.  Commenting on their new appointments, Mr. Zandman added, “Joel possesses the right combination of attributes to assume the reins of the Company: extensive experience in engineering, marketing, operations, and sales gained over the past 32 years at Vishay; proven leadership skills; and, more recently, involvement in developing the Company’s growth strategies.   In creating a Chief Operating Officer position at Vishay, the Board will be leveraging Jeff’s deep knowledge of Vishay’s global operations and accomplishments as head of our passive components business. The Board is confident that the promotions of these two executives will serve Vishay well as it enters the next chapter in its 60-plus year history.”

Commented Dr. Paul, “Having enjoyed a rewarding career at Vishay, I have informed the Board of my decision to retire at the end of the year and begin preparing for a change in leadership at the Company.  It has been a privilege to serve as the Company’s Chief Executive Officer and I want to thank our customers, partners, employees, stockholders, and the Board for their support over the past 17 years.  I wish to congratulate Joel and Jeff on their appointments and look forward to working with them for the balance of the year on an orderly transition of executive responsibilities.  Under their leadership, I am confident Vishay will continue to thrive.”

Joel Smejkal has served as Executive Vice President, Corporate Business Development since July 1, 2020.  He has held various positions of increasing responsibility since joining Vishay in 1990, including Executive Vice President, Business Head Passive Components and Senior Vice President Global Distribution Sales.  His experience with Vishay includes worldwide and divisional leadership roles in engineering, marketing, operations, and sales.

Jeff Webster has served as Executive Vice President, Business Head Passive Components since July 1, 2020. He has held various positions of increasing responsibility since joining Vishay in 2000 including Senior Vice President Global Quality and Vice President Global Quality - Actives.

About Vishay

Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and medical markets. Serving customers worldwide, Vishay is The DNA of tech.™ Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH). More on Vishay at  www.Vishay.com.

Statements contained herein that relate to the Company's executive leadership, succession planning and composition of the Board of Directors are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "will be," "will," "plan," “assume,” "intend," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; manufacturing or supply chain interruptions or changes in customer demand because of COVID-19 or otherwise; delays or difficulties in implementing our cost reduction strategies; delays or difficulties in expanding our manufacturing capacities; an inability to attract and retain highly qualified personnel; changes in foreign currency exchange rates; uncertainty related to the effects of changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; changes in U.S. and foreign trade regulations and tariffs, and uncertainty regarding the same; changes in applicable domestic and foreign tax regulations, and uncertainty regarding the same; changes in applicable accounting standards and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The DNA of tech ™ is a trademark of Vishay Intertechnology.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300